Exhibit 99.4

Volume 6, number 11	July 6, 2012

PRELIMINARY AS AT MARCH 31, 2012

Note to the readers: Preliminary results for 2011-2012

The results published on July 6, 2012 regarding the fiscal year ended March 31, 2012 are preliminary. These preliminary results will be reviewed to reflect additional information obtained until the time the financial statements are closed. The final results will be presented this fall in the 2011-2012 Public Accounts.

Highlights for March 2012

❑	Budgetary revenue in March amounts to $6.4 billion, up $38 million compared to last year. Own-source revenue amounts to $5.1 billion while federal transfers stand at $1.3 billion.

❑	Program spending amounts to $6.9 billion, down $127 million compared to last year. Debt service amounts to $653 million, up $33 million compared to March 2011.

❑

The deficit for March 2012 stands at $973 million compared with $646 million for March 2011. Taking into account the maintenance of the $300-million contingency reserve stipulated in the budget to cover any risk resulting from the closing of the financial statements and the $97 million deposited in the Generations Fund, the monthly budgetary balance within the meaning of the Balanced Budget Act shows a deficit of $1.4 billion.

On the basis of the cumulative results as at March 31, 2012, the budgetary balance within the meaning of the Balanced Budget Act amounts to a deficit of $3 270 million. This is an improvement of $30 million compared to the deficit for 2011-2012 forecast in the budget last March 20.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS (millions of dollars)	(Unaudited data)

	March		April to March		2012-2013 Budget
	2011[1]	2012	2010-2011[1]	2011-2012	2011-2012	Forecast Growth %
BUDGETARY REVENUE

Own-source revenue	5 078	5 087	47 226	49 985	50 364	6.6

Federal transfers	1 301	1 330	15 425	15 239	15 175	- 1.6
Total	6 379	6 417	62 651	65 224	65 539	4.6

BUDGETARY EXPENDITURE

Program spending	- 6 986	- 6 859	- 60 166	- 61 525	- 61 384	2.0

Debt service	- 620	- 653	- 6 984	- 7 348	- 7 452	6.7
Total	- 7 606	- 7 512	- 67 150	- 68 873	- 68 836	2.5

CONSOLIDATED ENTITIES[2]

Non-budget-funded bodies and special funds	176	67	1 189	856	342	—

Health and social services and education networks	308	- 42	160	- 177	- 45	—

Generations Fund	97	97	760	840	848	—
Total	581	122	2 109	1 519	1 145	—

DEFICIT	- 646	- 973	- 2 390	- 2 130	- 2 152	—

Contingency reserve	—	- 300	—	- 300	- 300	—

BALANCED BUDGET ACT

Deposits of dedicated revenues in the Generations Fund	- 97	- 97	- 760	- 840	- 848	—
BUDGETARY BALANCE WITHIN THE MEANING OF THE BALANCED BUDGET ACT	- 743	- 1 370	- 3 150	- 3 270	- 3 300	—
1

For comparison purposes, the final figures for 2010-2011 have been adjusted to reflect the reclassification of the expenditure for doubtful accounts as a charge against tax revenues and those attributable to the creation of special funds since the tabling of the March 2010 budget, in particular the Tax Administration Fund (FRAF).

2	The details of these revenues and expenditures are shown on page 5 of this report.

Cumulative results as at March 31, 2012

Budgetary balance

❑

For the period from April 2011 to March 2012, the budgetary balance within the meaning of the Balanced Budget Act shows a deficit of $3 270 million. On the basis of preliminary results, this is an improvement of $30 million compared with the deficit for 2011-2012 forecast in the budget last March 20. This balance includes a $300-million contingency reserve until the results of the year are final.

Budgetary revenue

❑	As at March 31, 2012, budgetary revenue amounts to $65.2 billion, $2.6 billion more than as at March 31, 2011.

—	Own-source revenue stands at $50.0 billion, $2.8 billion more than last year.

—	Federal transfers amount to $15.2 billion, down $186 million compared to March 31, 2011.

Budgetary expenditure

❑	For 2011-2012, budgetary expenditure amounts to $68.9 billion, an increase of $1.7 billion, or 2.6%, compared to last year.

—	Program spending rose $1.4 billion, or 2.3%, and stands at $61.5 billion. The growth forecast for 2011-2012 in the budget last March 20 is 2.0%.

—	The most significant changes are in the Health and Social Services ($679 million), Education and Culture ($507 million) and Support for Individuals and Families ($193 million) missions.

—	Debt service stands at $7.3 billion, an increase of $364 million or 5.2% compared to last year.

Consolidated entities

❑	As at March 31, 2012, the net results of consolidated entities show a surplus of $1.5 billion. These results include:

—	a surplus of $856 million for non-budget-funded bodies and special funds;

—	a $177-million deficit for the health and social services and the education networks;

—	revenue dedicated to the Generations Fund of $840 million.

Net financial requirements

❑

As at March 31, 2012, consolidated net financial requirements stand at $6.4 billion, an increase of $639 million compared to last year. Financial requirements reflect the current budget deficit as well as the variation, from one year to the next, in receipts and disbursements made in the course of the government’s operations.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS (millions of dollars)	(Unaudited data)

	March			April to March
	2011[1]	2012	Change	2010-2011[1]	2011-2012	Change
BUDGETARY REVENUE

Own-source revenue	5 078	5 087	9	47 226	49 985	2 759

Federal transfers	1 301	1 330	29	15 425	15 239	- 186
Total	6 379	6 417	38	62 651	65 224	2 573

BUDGETARY EXPENDITURE

Program spending	- 6 986	- 6 859	127	- 60 166	- 61 525	- 1 359

Debt service	- 620	- 653	- 33	- 6 984	- 7 348	- 364
Total	- 7 606	- 7 512	94	- 67 150	- 68 873	- 1 723

CONSOLIDATED ENTITIES[2]

Non-budget-funded bodies and special funds	176	67	- 109	1 189	856	- 333

Health and social services and education networks	308	- 42	- 350	160	- 177	- 337

Generations Fund	97	97	—	760	840	80
Total	581	122	- 459	2 109	1 519	- 590
DEFICIT	- 646	- 973	- 327	- 2 390	- 2 130	260

Consolidated non-budgetary requirements	722	1 214	492	- 3 343	- 4 242	- 899
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	76	241	165	- 5 733	- 6 372	- 639
1

For comparison purposes, the final figures for 2010-2011 have been adjusted to reflect the reclassification of the expenditure for doubtful accounts as a charge against tax revenues and those attributable to the creation of special funds since the tabling of the March 2010 budget, in particular the Tax Administration Fund (FRAF).

2	The details of these revenues and expenditures are shown on page 5 of this report.

CONSOLIDATED REVENUE FUND REVENUE (millions of dollars)	(Unaudited data)

	March			April to March
Revenue by source	2011[1]	2012	Change %	2010-2011[1]	2011-2012	Change %
Own-source revenue excluding government enterprises

Income and property taxes

Personal income tax	1 535	1 833	19.4	17 913	18 703	4.4

Contributions to Health Services Fund	620	648	4.5	5 974	6 244	4.5

Corporate taxes	722	574	- 20.5	3 639	3 784	4.0

Consumption taxes	1 145	1 255	9.6	12 669	14 378	13.5

Others sources	417	311	- 25.4	2 193	2 127	- 3.0
Total own-source revenue excluding government enterprises	4 439	4 621	4.1	42 388	45 236	6.7

Revenue from government enterprises	639	466	- 27.1	4 838	4 749	- 1.8
Total own-source revenue	5 078	5 087	0.2	47 226	49 985	5.8

Federal transfers

Equalization	712	652	- 8.4	8 552	7 815	- 8.6

Protection payment	—	31	—	—	369	—

Health transfers	363	369	1.7	4 309	4 511	4.7

Transfers for post-secondary education and other social programs	124	128	3.2	1 455	1 489	2.3

Other programs	102	150	47.1	1 109	1 055	- 4.9
Total federal transfers	1 301	1 330	2.2	15 425	15 239	- 1.2
BUDGETARY REVENUE	6 379	6 417	0.6	62 651	65 224	4.1
1

For comparison purposes, the final figures for 2010-2011 have been adjusted to reflect the reclassification of the expenditure for doubtful accounts as a charge against tax revenues and those attributable to the creation of special funds since the tabling of the March 2010 budget, in particular the Tax Administration Fund (FRAF).

CONSOLIDATED REVENUE FUND EXPENDITURE (millions of dollars)	(Unaudited data)

	March			April to March
Expenditures by mission	2011[1]	2012	Change %	2010-2011[1]	2011-2012	Change %
Program spending

Health and Social Services	3 202	3 194	- 0.2	28 514	29 193	2.4

Education and Culture	1 622	1 688	4.1	16 016	16 523	3.2

Economy and Environment	948	916	- 3.4	5 883	5 834	- 0.8

Support for Individuals and Families	599	565	- 5.7	5 924	6 117	3.3

Administration and Justice	615	496	- 19.3	3 829	3 858	0.8
Total program spending	6 986	6 859	- 1.8	60 166	61 525	2.3

Debt service	620	653	5.3	6 984	7 348	5.2
BUDGETARY EXPENDITURE	7 606	7 512	- 1.2	67 150	68 873	2.6
1

For comparison purposes, the final figures for 2010-2011 have been adjusted to reflect the reclassification of the expenditure for doubtful accounts as a charge against tax revenues and those attributable to the creation of special funds since the tabling of the March 2010 budget, in particular the Tax Administration Fund (FRAF).

DETAILED INFORMATION ON THE TRANSACTIONS OF CONSOLIDATED ENTITIES
(millions of dollars)	(Unaudited data)

	March 2012
	Special funds	Non-budget- funded bodies	Health and education networks[1]	Generations Fund	Specified purpose accounts	Total	Consolidation adjustments[2]	Total
REVENUE	1 282	1 815	—	97	321	3 515	- 1 128	2 387

EXPENDITURE

Expenditure	- 1 131	- 1 687	- 42	—	- 321	- 3 181	1 016	- 2 165

Debt service	- 111	- 101	—	—	—	- 212	112	- 100

TOTAL	- 1 242	- 1 788	- 42	—	- 321	- 3 393	1 128	- 2 265
RESULTS	40	27	- 42	97	—	122	—	122

	April 2011 to March 2012
	Special funds	Non-budget- funded bodies	Health and education networks[1]	Generations Fund	Specified purpose accounts	Total	Consolidation adjustments[2]	Total
REVENUE	12 264	18 315	—	840	1 477	32 896	- 20 604	12 292

EXPENDITURE

Expenditure	- 9 871	- 16 938	- 177	—	- 1 477	- 28 463	19 623	- 8 840

Debt service	- 1 687	- 1 227	—	—	—	- 2 914	981	- 1 933

TOTAL	- 11 558	- 18 165	- 177	—	- 1 477	- 31 377	20 604	- 10 773
RESULTS	706	150	- 177	840	—	1 519	—	1 519
1	The results of the networks are presented according to the modified equity accounting method.
2	Consolidation adjustments include the elimination of program spending of the Consolidated Revenue Fund.

For more information, contact the Direction des communications of the ministère des Finances du Québec at 418 528-9323.

The report is also available on the ministère des Finances du Québec website: www.finances.gouv.qc.ca.

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